Exhibit 99.1

News Release

Date:                  January 29, 2016 4:00pm EST

From:               Archie M. Brown, Jr. President and CEO
                                                MainSource Financial Group, Inc.  |  812-663-6734

MainSource Financial Group Announces Appointment of Vince Berta to Board of Directors, Retirement of Charles Thayer

Archie M. Brown, President and CEO of MainSource Financial Group, Inc., announced today that Charles J. Thayer has notified the Board of his intention to retire from the Board of Directors effective at the Company’s Annual Meeting of Shareholders on April 27, 2016.  Mr. Thayer has served on the Board since 2011.  In addition, Mr. Brown announced that the Board has appointed Vince Berta, President and Managing Director of Covington Capital, LLC, to fill an existing vacancy on the Board of Directors of the Company and its subsidiary, MainSource Bank.  The appointments are effective February 22, 2016.

In addition to his role with Covington Capital, Mr. Berta is a partner with Landmark Financial Advisors, Inc., a registered investment advisory company he co-founded in 2002.  He has 34 years of experience in the financial services industry, previously serving as the Executive Vice President and Regional Chairman of US Bank Corporation and the Chairman, President and Chief Executive Officer of Trans Financial, Inc., a $2.3 billion bank acquired by US Bank Corporation in 1998.  Mr. Berta has also served as Chief Financial Officer and in various other roles for banking institutions.  Mr. Berta is active in various community and civic associations, including work on the Focus 2030 Comprehensive Plan, which was formed to provide a community framework for growth in Bowling Green, Kentucky.

“I would like to extend my thanks to Charles for his five years of service on our Board of Directors,” said Brown. “His direction and expertise have been valuable to our Company and his presence will certainly be missed.”  Mr. Brown continued, “MainSource is pleased to add the talent and industry knowledge of Vince Berta to our Board.  His extensive background in the financial services sector will provide valuable perspective as the industry continues to transform.”

Mr. Berta stated “It is an honor to be appointed to MainSource’s Board of Directors.  I look forward to assisting the Company achieve greater success in future years.”

MainSource Financial Group is listed on the NASDAQ National Market (under the symbol: “MSFG”) and is a community-focused, financial holding company with assets of approximately $3.4 billion. The Company operates 85 full-service offices throughout Indiana, Illinois, Kentucky and Ohio through its banking subsidiary, MainSource Bank, Greensburg, Indiana. Through its non-banking subsidiary, MainSource Title LLC, the Company provides various related financial services.

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MainSource Financial Group, 2105 North State Road 3 Bypass, Greensburg, IN  47240